Exhibit 10.66

[***]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

PFIZER INC.

and

COVX TECHNOLOGIES IRELAND LIMITED

and

THERACLONE SCIENCES, INC.

December 17, 2010

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is entered into as of December 17, 2010 (the “Execution Date”), by and, between Pfizer Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 235 East 42nd St., New York, NY 10017 CovX Technologies Ireland Limited, an Affiliate corporation of Pfizer, organized and existing under the laws of Ireland and having a place of business at 122 Ranelagh, Dublin 6, Ireland (individually and collectively “Pfizer”) and Theraclone Sciences, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 1124 Columbia Street, Suite 300, Seattle, WA 98104, USA (“Collaborator”). Pfizer and Collaborator may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Collaborator owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the identification, research and development of Antibodies (as defined below);

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical products, and desires to acquire an exclusive license in the Territory (as defined below) under Collaborator’s patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to Antibodies;

WHEREAS, Pfizer and Collaborator wish to engage in collaborative research ‘regarding Antibodies and potential Products (as defined below); and

WHEREAS, subject to the terms of this Agreement, Collaborator wishes to grant to Pfizer, and Pfizer wishes to receive from Collaborator, an exclusive license in the Territory to use, research, develop, manufacture and commercialize Antibodies and Products.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

2.	LICENSE GRANTS AND TECHNOLOGY TRANSFER.

2.1. Exclusive License from Collaborator to Pfizer. Effective as of the Effective Date, Collaborator hereby grants to Pfizer an exclusive license (exclusive even as to Collaborator), with the right to sublicense, under the Collaborator Technology, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized Antibodies and Products in the Territory.

‘

1

2.2. Reciprocal Non-Exclusive Research License for Disclosed Know-How and Confidential Information. Subject to any preexisting exclusive license grants to Third Parties, and without limiting any other license granted to either Party under this Agreement:

2.2.1. Pfizer hereby grants to Collaborator a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license, with the right to sublicense to Collaborator Affiliates, to use for research purposes all Pfizer Know-How or Pfizer Confidential Information that is disclosed to Collaborator during the Term.

2.2.2. Collaborator hereby grants to Pfizer a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license, with the right to sublicense to Pfizer Affiliates, to use for research purposes all Collaborator Know-How or Collaborator Confidential Information that is disclosed to Pfizer during the Term.

2.3. No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property, Know-How or information Controlled by such Party.

3.	PAYMENTS BY PFIZER TO COLLABORATOR.

3.1. Initial Research Payment. Within forty-five (45) days of receipt of invoice from Collaborator following the Effective Date, Pfizer shall pay Collaborator a payment of [***].

3.2. Additional Target Option Payment. In the event the parties agree on a fourth Target, within forty-five (45) days of receipt of invoice from Collaborator following the identification of the fourth Target, Pfizer shall pay Collaborator a payment of [***].

3.3. Research Funding. Pfizer will make the following one-time payments (each a “Preclinical Milestone Payment”) to Collaborator within forty-five (45) days of receipt of invoice from Collaborator upon the first achievement of the applicable event listed below for the Research Plans for each Infectious Disease Target (each, a “Preclinical Milestone Event”).

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

*Confidential Treatment Requested.

2

Pfizer will make the following one-time Preclinical Milestone Payments to Collaborator within forty-five (45) days of receipt of invoice from Collaborator upon the first achievement of the applicable Preclinical Milestone Event listed below for the Research Plans for each cancer Target.

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Collaborator shall be solely responsible for all expenses it incurs in performing its obligations under the Research Program; provided, however, that if Pfizer requests changes or additions to the Research Plan that cause additional fees or expenses (including but not limited to cost of labor) to be incurred by Collaborator, then the Parties shall agree in advance on the amount of such additional fees and expenses and Pfizer shall pay Collaborator for such additional fees and expenses within forty-five (45) days following Pfizer’s receipt of an invoice therefor. Upon completion of a Preclinical Milestone Event, Collaborator will submit an invoice which shall be accompanied by reasonable supporting documentation evidencing achievement of the Preclinical Milestone Event and Pfizer will pay Collaborator within forty-five (45) days following Pfizer’s receipt of each such properly documented invoice.

3.4. Development Payments. Pfizer shall notify Collaborator within fifteen (15) days of achievement of a Development Event and pay Collaborator the amounts set forth below within forty-five (45) days of receipt of invoice from Collaborator following the first occurrence of each event described below for the first Product to achieve such event against each Target (each, a “Development Payment”).

	Development Event	Development Payment
(i)	[***]	[***]
(ii)	[***]	[***]
(iii)	[***]	[***]
(iv)	[***]	[***]
(v)	[***]	[***]

Each of the Development Payments set forth above shall be payable one time only for each Target, regardless of the number of Products that target the same Target. For clarification, if one Product replaces another Product in Development, then such replacement Product shall only be subject to Development Payments that have not previously been triggered by one or more prior Products. The maximum amount payable by Pfizer in respect of Development Payments if all Development Events occur for any Target shall be [***].

*Confidential Treatment Requested.

3

3.5. Sales Milestone Payments. Pfizer shall pay Collaborator the following one-time payments for each Target (each, a “Sales Milestone Payment”) when Net Sales of Product for each Target in a Pfizer Year in the Territory (the “Total Annual Net Sales”) first reach the respective thresholds indicated below:

Total Annual Net Sales	Sales Milestone Payment
[***]	[***]
[***]	[***]

Pfizer shall make any Sales Milestone Payment payable with respect to a Pfizer Year within 60 days after the end of the applicable Pfizer Year. For the avoidance of doubt, each of the Sales Milestone Payments set forth above shall be payable one time only for each Target, regardless of the number of times the corresponding Total Annual Net Sales levels are achieved.

3.6. Royalty Payments.

3.6.1. Royalties. Subject to the provisions of Section 3.6.3, Pfizer shall pay Collaborator royalties in the amount of the Marginal Royalty Rates (set forth below) of the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each Pfizer Year of the applicable Royalty Term for each Product (each, the “Per Product Annual Net Sales”):

Per Product Annual Net Sales	Marginal Royalty Rate (% of Per Product Annual Net Sales)
[***]	[***]
[***]	[***]
[***]	[***]

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of a given Product in the Territory during a given Pfizer Year that falls within the indicated range.

3.6.2. Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for any Product in a given country, no further royalties shall be payable in respect of sales of such Product in such country and, thereafter the licenses granted to Pfizer with respect to such Product in such country shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.

3.6.3. Royalty Adjustments. The following adjustments shall be made, on a Product-by-Product and country-by-country basis, to the royalties payable pursuant to Section 3.6:

*Confidential Treatment Requested.

4

(a) Third Party Patents. If it is necessary or desirable for Pfizer to license one or more Patent Rights from one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Product, whether directly or through any Pfizer Affiliate or Sublicensee, then Pfizer may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to Collaborator under this Agreement with respect to Net Sales of any Product by Pfizer, its Affiliates or Sublicensees shall be reduced by [***] of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue until all such amounts have been expended, provided however that in no event shall the total royalty payable to Collaborator for any Product be less than [***] of the royalty amounts otherwise payable for such Product.

(b) No Adjustment for Collaborator Third Party Agreements. Collaborator shall be solely responsible for (i) all obligations (including any royalty or other obligations that relate to the Collaborator Technology or Collaborator Platform Technology) under its agreements with Third Parties that are in effect as of the Effective Date or that Collaborator enters into during the Term and (ii) all payments to inventors (other than inventors that are Representatives of Pfizer) of Collaborator Technology, Collaborator Platform Technology, or Sponsored Research Technology, including payments under inventorship compensation Laws.

(c) Biosimilar Entry. Any royalty otherwise payable to Collaborator under this Agreement with respect to Net Sales of a given Product in a given country in the Territory will be reduced by [***] for so long as third party Biosimilar versions of such Product become available and are being sold in such country and have at least [***] of the total market in such country. “Biosimilar Version” of a Product means

(i) a pharmaceutical product containing as the sole active ingredient(s) an antibody (or antibodies) having the same primary sequence as the Antibody(ies) in such Product, and which can be commercially sold without infringing a Valid Claim in a patent in the Collaborator Technology and/or Sponsored Research Technology, or

(ii) a biological product that, through reference to a Product that has already received regulatory approval from the applicable Regulatory Authority (with respect to such Product, a “Reference Product”), is eligible for Regulatory Approval in a country or jurisdiction pursuant to the least restrictive abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country or jurisdiction pursuant to laws (as may be amended, or any subsequent or superseding law) or otherwise is approved or eligible for Regulatory Approval in reliance, in whole or in part, on the prior Regulatory Approval of a Reference Product or on the safety and efficacy data generated for the prior Regulatory Approval of a Reference Product, including any biological product that (a) has been approved or would be eligible for approval as a biosimilar or interchangeable product by the FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation, (b) has been approved or would be eligible for approval as a similar biological medicine product by EMA as described in CHMP/437/04, issued 30 October 2005, as may be amended, or any subsequent or superseding law, statute or regulation or (c) has otherwise obtained Regulatory Approval from a Regulatory Authority analogous to those regulatory approvals described in clauses (a) and (b) in this paragraph, including the FDA’s approval of any ANDA or Section 505(b)(2) Application.

*Confidential Treatment Requested.

5

3.7. Reports and Payments.

3.7.1. Cumulative Royalties. The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any Product.

3.7.2. Royalty Statements and Payments. Within 60 days of the end of each Calendar Quarter, Pfizer shall deliver to Collaborator a report setting forth, for the most recent Pfizer Quarter ending during such Calendar Quarter, the following information, on a Product-by-Product, country-by-country and Territory-wide basis: (a) Net Sales of each Product, (b) the basis for any adjustments to the royalty payable for the sale of any such Product and (c) the royalty due hereunder for the sale of each such Product. The total royalty due for the sale of all such Products during such Pfizer Quarter shall be remitted at the time such report is made.

3.7.3. Taxes and Withholding. It is understood and agreed between the Parties that any payments made by Pfizer under this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any payments made by Pfizer pursuant to this Agreement become subject to withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, Pfizer shall deduct and withhold the amount of such taxes for the account of Collaborator to the extent required by applicable Laws or regulations; such amounts payable to Collaborator shall be reduced by the amount of taxes deducted and withheld; and Pfizer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and transmit to Collaborator an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Collaborator to claim such payment of taxes. Any such withholding taxes required under applicable Laws or regulations to be paid or withheld shall be an expense of, and borne solely by, Collaborator. Pfizer will provide Collaborator with reasonable assistance to enable Collaborator to recover such taxes as permitted by applicable Laws or regulations.

3.7.4. Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Net Sales and any royalty deductions shall be translated into United States dollars at the exchange rate used by Pfizer for public financial accounting purposes.

3.7.5. Method of Payment. Each payment shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to such bank account as the Collaborator shall designate in writing to Pfizer.

6

3.7.6. Record Keeping. Pfizer shall keep and shall cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Sales Milestone Payments to be paid hereunder. Pfizer and its Affiliates shall maintain such records for a period of at least 3 years after the end of the Pfizer Quarter in which they were generated.

3.7.7. Audits. Upon 30 days prior notice from Collaborator, Pfizer shall permit an independent certified public accounting firm of nationally recognized standing selected by Collaborator and reasonably acceptable to Pfizer, to examine, at Collaborator’s sole expense, the relevant books and records of Pfizer and its Affiliates as may be reasonably necessary to verify the amounts reported by Pfizer in accordance with Section 3.7.2 and the payment of royalties and Sales Milestone Payments hereunder. An examination shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three 3 years before the date of the request. The accounting firm shall be provided access to such books and records at Pfizer’s or its Affiliates’ facility(ies) where such books and records are normally kept and such examination shall be conducted during Pfizer’s normal business hours. Pfizer may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to Pfizer’s or its Affiliates’ facilities or records. Upon completion of the audit, the accounting firm shall provide both Pfizer and Collaborator a written report disclosing any discrepancies in the reports submitted by Pfizer or the royalties or Sales Milestone Payments paid by Pfizer, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to Collaborator.

3.7.8. Underpayments/Overpayments. If such accounting firm concludes that additional royalties or Sales Milestone Payments were due to Collaborator, then Pfizer will pay to Collaborator the additional royalties or Sales Milestone Payments within (60) days of the date Pfizer receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than 5% of the amount that was properly payable to Collaborator, then Pfizer shall reimburse Collaborator for Collaborator’s out-of-pocket costs in connection with the audit. If such accounting firm concludes that Pfizer overpaid royalties or Sales Milestone Payments to Collaborator, then Collaborator will refund such overpayments to Pfizer, within 60 days of the date Collaborator receives such accountant’s report.

3.7.9. Confidentiality. Notwithstanding any provision of this Agreement to the contrary (a) all reports and financial information of Pfizer, its Affiliates or its Sublicensees which are provided to Collaborator shall be deemed to be Pfizer’s Confidential Information and subject to the provisions of Section 7.

3.8. No Guarantee of Success. Pfizer and Collaborator agree that payments to Collaborator pursuant to Section 3 are solely intended to allocate amounts that may be achieved upon successful Development or Commercialization of a Product or Product, and are not intended to be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Pfizer’s right to terminate at for convenience. Pfizer and Collaborator agree that nothing in this Agreement will be construed as representing any estimate or projection of the anticipated sales or the actual value of any Products that may be successfully Developed or Commercialized under this Agreement or the damages, if any, that may be payable if this Agreement is terminated for any reason. Pfizer makes no representation, warranty or covenant, either express or implied, that it will successfully Develop, Manufacture, Commercialize or continue to Develop, Manufacture or Commercialize any Product in any country, or if Commercialized, that any Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory.

7

3.9. Non-Refundable. Except as specifically set forth in Section 3.7.8, all payments made under this Section 3 are non-refundable and non-creditable.

3.10. Past Due Amounts. Any amount owed by Pfizer to Collaborator under this Agreement that is not paid within the applicable time period set forth herein will accrue interest until paid at the annual rate of [***] above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal, New York Edition (or if it no longer exists, a similarly authoritative source) calculated on a daily basis, or, if lower, the highest rate permitted under applicable law.

3.11. Obligation to Make Payments. For purpose of clarity, in the event that Pfizer sublicenses, assigns, or transfers any of its rights hereunder (including, without limitation its rights to any Antibodies or Products) or effects any similar transaction, Pfizer shall remain obligated to make any and all payments owed to Collaborator as set forth in this Section 3.

4.	RESEARCH PROGRAM.

4.1. Scope of Research and Targets. Beginning on the Effective Date of the Agreement and ending on the third anniversary thereof (the “Research Term”), Pfizer and Collaborator would collaborate to conduct research to identify, screen and evaluate Antibodies against up to four Targets in accordance with a Research Plan, a template of which attached as Exhibit C for [***] Targets and Exhibit D for [***] Targets. Pfizer and Collaborator have agreed that the first and second Targets will be [***] and [***]. For the second [***] Target and fourth Target, Pfizer will propose the Target and unless Collaborator has licensed another Person to exclusively develop and commercialize the proposed Target, the parties will draft a specific Research Plan, which Research Plan must be agreeable to both Parties, for the second Target. During the Research Term, Collaborator will work exclusively with Pfizer to identify Products to the Targets. Pfizer hereby agrees that Collaborator’s existing programs in the fields of [***] preclude such disease indications from being Targets.

*Confidential Treatment Requested.

8

4.2. Research Plan. All research conducted in connection with the Research Program will be performed by the Parties in accordance with the Research Plan. The parties may agree to modify the Research Plan.

4.3. Allocation of Responsibilities.

4.3.1. General. Each Party shall use Commercially Reasonable Efforts to perform its obligations under the Research Plan in a professional and timely manner.

4.3.2. Collaborator Research Obligations. During the Research Term, Collaborator shall devote the resources necessary to achieve the Preclinical Milestone Events.

4.3.3. Pfizer Oversight of Research Activities. Pfizer will oversee and retain final decision making authority with respect to all research activities performed under this Agreement. Without limiting the foregoing, Pfizer shall oversee the evaluation of all Antibodies identified by the Collaborator and will provide feedback and guidance to Collaborator and the Qualified Researchers regarding such Antibodies.

4.4. Research Program Governance.

4.4.1. Collaboration Management. Each Party shall appoint a single individual to act as the primary point of contact between the Parties to support the Research Program (the “Alliance Managers”). Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. The Alliance Managers shall: (i) use good faith efforts to attend (either in person or by telecommunications) all meetings of the JRC, but shall be non-voting members at such meetings; and (ii) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JRC in a timely manner.

4.4.2. Joint Research Committee.

(a) Composition. The Parties shall establish a Joint Research Committee, comprised of three representatives of Collaborator and three representatives of Pfizer. Each Party may replace its representatives to the JRC at any time upon notice to the other Party. Each Party may invite non-voting employees and consultants to attend meetings of the JRC.

(b) Committee Chair. The JRC shall be chaired by a Pfizer JRC member (the “JRC Chair”). Pfizer may replace the JRC Chair at any time upon notice to Collaborator.

(c) Meetings. During the Research Term, the JRC shall meet on a Calendar Quarter basis, either in-person or by audio or video teleconference. Meetings of the JRC will only occur if at least one representative of each Party is present at the meeting or participating by teleconference or videoconference. The Parties will take turns running the meetings. The Party running the meeting shall: (i) to notify the other Party at least 30 days in advance of each JRC meeting; (ii) collect and organize agenda items for each JRC meeting; and (iii) prepare the written minutes of each JRC meeting and circulate such minutes for review and approval by the Parties, and identify action items to be carried out by the Parties. Each Party shall be responsible for all of its own expenses of participating in such JRC meetings. The Parties shall endeavor to schedule meetings of the JRC at least three months in advance. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JRC.

9

(d) Responsibilities. The JRC shall oversee and supervise the overall performance of the Research Plan and within such scope shall: (i) review the efforts of the Parties under the Research Plan and allocate resources of each Party to perform the activities; (ii) revise and approve any revised Research Plan; (iii) identify potential Product candidates; and (iv) attempt to resolve any disputes relating to the Research Program on an informal basis.

(e) Decision-making. In spite of the number of Pfizer JRC members or Collaborator JRC members, each Party shall have one vote, and the JRC shall make decisions by consensus. If the JRC is unable to reach consensus, Pfizer shall have the right to make the final decision. In the event of a dispute between the Parties with regard to the performance of the Research Program, the matter shall be first referred to the Alliance Managers for resolution, and if not resolved, then shall be further escalated and resolved in accordance with the provisions of Section 11.11.

(f) Limits on JRC Authority. Notwithstanding any provision of this Section 4.4 to the contrary, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to the JRC unless expressly provided for in this Agreement. The JRC shall not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any manner

(g) Term. The JRC shall be dissolved immediately upon expiration of the Research Term, unless the Parties otherwise agree in writing.

4.5. Research Term Extension. The parties may extend the Research Term by mutual agreement.

4.6. Research Program Expenses. Except as expressly set forth in Section 3.3, each Party shall bear all costs and expenses it incurs in connection with its activities under the Research Program.

4.7. Transfer of Materials from Pfizer to Collaborator.

4.7.1. Transfer. From time to time during the Research Term, Pfizer may, in its sole discretion, provide Collaborator with tangible chemical or biological materials (the “Pfizer Materials”). Pfizer represents and warrants to Collaborator that Pfizer has the right to provide the Pfizer Materials to Collaborator. Except as expressly set forth in the preceding sentence, the Pfizer Materials are provided by Pfizer on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by Pfizer.

10

4.7.2. Permitted Use of Pfizer Materials. Collaborator shall use the Pfizer Materials solely in connection with conducting the activities specified in the Research Plan (the “Permitted Activities”). Except in the performance of the Permitted Activities, Collaborator shall not (a) make or attempt to make any analogues, progeny or derivatives of, or modifications to, the Pfizer Materials or (b) use the Pfizer Materials for its own benefit or for the benefit of any of its Affiliates or any Third Party. Collaborator shall retain possession over the Pfizer Materials and not provide any Pfizer Materials to any of its Affiliates or to any Third Party without Pfizer’s prior written consent, which consent may be withheld in Pfizer’s sole discretion.

4.7.3. Unauthorized Use of Pfizer Materials. If Collaborator uses any Pfizer Material in any manner other than in the performance of the Permitted Activities, then any and all results of such unauthorized use, whether patentable or not, shall belong solely and exclusively to Pfizer. Collaborator, on behalf of itself and its Affiliates, hereby assigns and agrees to assign to Pfizer all of Collaborator’s and its Affiliates’ right, title and interest in and to all such discoveries and inventions. Collaborator further agrees to cooperate with Pfizer to execute and deliver any and all documents that Pfizer deems reasonably necessary to perfect and enforce Pfizer’s rights under this Section.

4.7.4. Title to Pfizer Materials. All right, title and interest in and to the Pfizer Materials shall remain the sole and exclusive property of Pfizer notwithstanding the transfer to and use by Collaborator.

4.7.5. Return of Pfizer Materials. At the end of the Research Term (or such earlier time as Pfizer may request in writing), Collaborator shall either destroy or return to Pfizer, at Pfizer’s sole discretion, all unused Pfizer Materials.

4.7.6. Ownership of Material Improvements. “Pfizer Material Improvement” means any idea, concept, discovery, invention, Know-How, trade secret, technique, methodology, modification, innovation, result, improvement, writing, documentation, data, research material or right that (a) is conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by Collaborator through the use of or otherwise involving or by reference to any Pfizer Material or (b) constitutes any improvement or enhancement to, or a derivative or modification of, any Pfizer Material or any method of making or using any Pfizer Material. Collaborator, on behalf of itself and its Affiliates, hereby assigns and agrees to assign to Pfizer all of Collaborator’s and its Affiliates’ right, title and interest in and to any and all Pfizer Material Improvements. Collaborator shall promptly notify Pfizer of any Pfizer Material Improvement made by Collaborator or its Affiliates and shall cooperate fully in obtaining patent and other proprietary protection for such Pfizer Material Improvement. Such protection shall be obtained in the name of Pfizer and at Pfizer’s cost and expense, and Collaborator shall, and shall cause its Affiliates to, execute and deliver all requested applications, assignments and other documents, and take such other actions as Pfizer may reasonably request, in order to perfect and enforce Pfizer’s rights in any Pfizer Material Improvement.

11

5.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

5.1. General. Subject to the provision of Section 4, Pfizer shall have sole authority over and control of the Development, Manufacture, Regulatory Approval and Commercialization of Antibodies and Products.

5.2. Diligence.

5.2.1. Development Diligence. Pfizer will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least one Product in at least one indication in at least one Major Market Country for each Target. Pfizer will have no other diligence obligations with respect to the Development or Regulatory Approval of Products under this Agreement.

5.2.2. Commercial Diligence. Pfizer will use Commercially Reasonable Efforts to Commercialize a given Product in each Major Market Country in the Territory where Pfizer or its designated Affiliates or Sublicensees seek and receive Regulatory Approval for such Product. Pfizer will have no other diligence obligations with respect to the Commercialization of Products under this Agreement.

5.2.3. Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of all Pfizer Diligence Obligations to the extent that:

(a) Pfizer or Collaborator receives or generates any safety, tolerability or other data reasonably indicating, as measured by Pfizer’s safety and efficacy evaluation criteria and methodology, or signaling that a Product has or would have an unacceptable risk-benefit profile or is otherwise not reasonably suitable for initiation or continuation of Clinical Trials;

(b) Pfizer or Collaborator receive any notice, information or correspondence from any applicable Regulatory Authority, or any applicable Regulatory Authority takes any action, that reasonably indicates that a Product is unlikely to receive Regulatory Approval;

(c) Collaborator fails to fulfill its obligations under the Research Plan or this Agreement and such failure prevents Pfizer from fulfilling the Pfizer Diligence Obligations.

5.2.4. Deemed Satisfaction of Pfizer Diligence Obligations. Without in any way expanding Pfizer’s obligations under this Agreement, Pfizer’s achievement of any Development Event entitling Collaborator to receive a specific Development Payment described in Section 3.4 will be conclusive evidence that Pfizer has satisfied all Pfizer Diligence Obligations under this Agreement up to the date that such Development Event is achieved, as determined on a Target-by-Target basis.

5.2.5. Assertion of Pfizer Diligence Obligation Claims. If Collaborator is, becomes or reasonably should be aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any of its obligations under Section 5.2.1 or Section 5.2.2, then Collaborator will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 5.2.5, the Pfizer Alliance Manager will contact the Collaborator Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than 30 days after Pfizer’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 5.2.1 or Section 5.2.2 and (b) the Parties’ respective Alliance Managers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 11.11. If Collaborator fails to notify Pfizer of a Diligence Issue pursuant to this Section 5.2.5 within 90 days after the date that Collaborator first discovers or based on the information provided by Pfizer, reasonably should have discovered such Diligence Issue, then Pfizer will be deemed to have satisfied its obligations under Section 5.2.1 and Section 5.2.2 with respect to such Diligence Issue.

12

5.2.6. Remedies for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any Pfizer Diligence Obligation and fails to remedy such breach within 90 days of Pfizer’s receipt of notice of such breach from Collaborator, then Collaborator may, in its sole discretion, elect to terminate this Agreement pursuant to the provisions of Section 9.7.1(a) on a Product-by-Product and country-by-country basis, but only to the extent that a Product in a given country in the Territory is directly and adversely impacted by such uncured material breach.

5.3. Regulatory Approvals. Pfizer or its designated Affiliate(s) shall have the sole authority to file applications for Regulatory Approval for Products, including communicating with any Regulatory Authority both prior to and following Regulatory Approval.

5.4. Commercialization Activities. Pfizer shall have sole and exclusive control over all matters relating to the Commercialization of Products, including sole and exclusive control over (a) pricing of Products and (b) the negotiation of Product pricing with Regulatory Authorities and other Third Parties.

5.5. Manufacturing. Pfizer shall have the exclusive right to Manufacture Products itself or through one or more Affiliates or Third Parties selected by Pfizer in its sole discretion. For clarity, Pfizer shall have no diligence obligations with respect to the Manufacture of Products except to the extent necessary to fulfill its obligations under Section 5.2.1 or Section 5.2.2.

5.6. Progress Reporting. Pfizer shall, within thirty (30) days of a written request from Collaborator, provide Collaborator with annual written reports summarizing Pfizer’s activities to Develop and Commercialize Products. Any information or written report provided by Pfizer to Collaborator pursuant to this Section 5.6 shall be deemed to be Pfizer’s Confidential Information and subject to the provisions of Section 7.

5.7. Other Pfizer Programs. Collaborator understands and acknowledges that Pfizer may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving products, programs, technologies or processes that are similar to, and in some instances may compete with a Product covered by this Agreement. Collaborator acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that Pfizer will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to Develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process covered by this Agreement, provided that, for clarity, Pfizer will not use Collaborator’s Confidential Information in breach of this Agreement.

13

6.	INTELLECTUAL PROPERTY.

6.1. Ownership of Intellectual Property.

6.1.1. Ownership of Inventions. Except as otherwise expressly set forth in this Agreement, each Party shall own all right, title and interest in and to: (a) any and all Know-How, Antibodies and Products made solely by or on behalf of such Party or its Representatives in connection with their activities under this Agreement and (b) any and all Patent Rights claiming any such Know-How, Antibodies or Products described in clause (a) of this Section 6.1.1. Inventorship shall be determined in accordance with United States patent laws.

6.1.2. Ownership of Sponsored Research Technology. Notwithstanding any provision of Section 6.1.1 to the contrary and subject to Section 6.1.3, Pfizer shall own all right, title and interest in and to: (a) any and all Know-How, Antibodies and Products, whether or not patentable, made solely by or on behalf of Collaborator or its Representatives in connection with the Research Program or made jointly by or on behalf of (i) Collaborator or its Representatives and (ii) Pfizer or its Representatives in connection with the Research Program (“Sponsored Research Know-How”) and (b) any and all Patent Rights claiming or disclosing any invention included in Sponsored Research Know-How (“Sponsored Research Patent Rights”). Collaborator agrees to assign and hereby perpetually and irrevocably assigns and agrees to assign, and shall cause its Representatives to assign, to Pfizer all right, title and interest throughout the world in and to any and all Sponsored Research Technology. Further, Collaborator shall, and shall cause its Representatives to, execute any and all assignments, applications for domestic and foreign patents and other documents and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) reasonably requested by Pfizer to assign the Sponsored Research Technology to Pfizer and to permit Pfizer to practice and enforce the Sponsored Research Technology.

6.1.3. Ownership of Collaborator Platform and Collaborator Platform Technology. Collaborator shall own all right, title and interest in and to the Collaborator Platform and all Collaborator Platform Technology. Collaborator will use its Collaborator Platform to generate Antibodies for Pfizer. In the course of conducting this work, Collaborator may develop enhancements or improvements to its own Collaborator Platform that are generally applicable to the Collaborator Platform. Collaborator will own such enhancements or improvements. During collaborative work conducted between Collaborator and Pfizer, Pfizer may provide know-how or information that generally improves Collaborator Platform. Collaborator may use such enhancements or improvements to further develop its Collaborator Platform and with its other collaborators provided that Collaborator may not provide information or know how to its other collaborators that is related to the Pfizer Target or Antibodies.

14

6.2. Patent Rights.

6.2.1. Filing, Prosecution and Maintenance of Patent Rights.

(a) Collaborator Patent Rights. Collaborator shall prepare, file, prosecute and maintain any Collaborator Patent Rights in all countries requested by Pfizer (the “Designated Countries”). For purposes of this section 6.2 Collaborator Patent Rights do not include Collaborator Platform Patent Rights. Collaborator shall keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications included within the Collaborator Patent Rights and the maintenance of any issued patents included within the Collaborator Patent Rights. Further, Collaborator shall consult and reasonably cooperate with Pfizer with respect to the preparation, filing, prosecution and maintenance of all Collaborator Patent Rights, including: (i) allowing Pfizer a reasonable opportunity and reasonable time to review and comment regarding relevant communications to Collaborator and drafts of any responses or other proposed filings by Collaborator before any applicable filings are submitted to any relevant patent office or Governmental Authority and (ii) reflecting any reasonable comments offered by Pfizer in any final filings submitted by Collaborator to any relevant patent office or Governmental Authority. Pfizer shall promptly (within 45 days of receipt of invoice) reimburse Collaborator for all out of pocket fees and expenses incurred as a result of Collaborator’s obligations with respect to such Designated Countries as set forth in this Section 6.2.1. If Collaborator elects not to file a patent application included in the Collaborator Patent Rights in any Designated Country or elects to cease the prosecution or maintenance of any Collaborator Patent Right in any Designated Country, Collaborator shall provide Pfizer with written notice immediately, but not less than 30 days before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In such event, Collaborator shall permit Pfizer, in Pfizer’s sole discretion, to file or continue prosecution or maintenance of any such Collaborator Patent Right in such country on Collaborator’s behalf and at Pfizer’s expense. If Pfizer elects to continue such prosecution or maintenance, (A) Collaborator shall execute such documents and perform such acts, at Pfizer’s expense, as may be reasonably necessary to assign to Pfizer all right, title and interest in and to such Collaborator Patent Right in such country, (B) such Patent Right shall no longer be a Collaborator Patent Right, and (C) any revenues generated by the sale of any Product claimed by such Collaborator Patent Right in such country shall not be included in the calculation of Net Sales for any purpose. Pfizer’s rights under this Section 6.2.1(a) shall be in addition to any other rights and remedies which Pfizer may have as a result of Collaborator’s failure to satisfy its obligations hereunder.

(b) Pfizer Patent Rights and Sponsored Research Patent Rights. Pfizer shall have the sole right, but no obligation, to file, prosecute and maintain the Patent Rights that it owns or to which it otherwise has Control of prosecution rights, including the Pfizer Patent Rights and Sponsored Research Patent Rights in its sole discretion.

15

6.2.2. Enforcement and Defense of Patent Rights.

(a) Enforcement of Collaborator Patent Rights. Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Collaborator Patent Rights by any Third Party. As between Pfizer and Collaborator, Pfizer shall have the first right, except as otherwise provided in this Section 6.2.2, but not the obligation, to institute litigation or take other steps to remedy infringement in connection therewith, and any such litigation or steps shall be at Pfizer’s expense, subject to Collaborator’s obligation to indemnify Pfizer for such expenses pursuant to Section 10; provided that any recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed Net Sales. Pfizer shall not, without the prior written consent of Collaborator, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Collaborator Patent Right or (ii) requires Pfizer to abandon any Collaborator Patent Right. In order to establish standing, Collaborator, upon request of Pfizer, agrees to timely commence or to join in any such litigation, at Pfizer’s expense, and in any event to cooperate with Pfizer in such litigation or steps at Pfizer’s expense. Collaborator will have the right to consult with Pfizer about such litigation and to participate in and be represented by independent counsel in such litigation at Collaborator’s own expense. If Pfizer fails to institute such litigation or otherwise take steps to remedy the infringement of a Collaborator Patent Right within 120 days of its receipt of notice thereof in the case of a Collaborator Patent Right, then Collaborator shall have the right, but not the obligation, upon 20 days’ prior notice to Pfizer, at Collaborator’s expense, to institute any such litigation; provided further that any recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, will belong to Collaborator. Pfizer shall have no obligation to cooperate with Collaborator in any such litigation. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 6.2.2(a) or any unfavorable decision resulting therefrom, including any decision holding any Collaborator Patent Right invalid or unenforceable.

(b) Enforcement of Pfizer Patent Rights and Sponsored Research Patent Rights. Pfizer shall have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Pfizer Patent Right or any Sponsored Research Patent Right.

6.2.3. Allegations of Infringement and Right to Seek Third Party Licenses.

(a) Notice. If the Development, Manufacture, Commercialization or use of any Antibody or Product, the practice of any Collaborator Technology, or the exercise of any other right granted by Collaborator to Pfizer hereunder (collectively, the “Licensed Activities”) by Pfizer or any of its Affiliates or Sublicensees is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other intellectual property rights, Collaborator shall, promptly upon becoming aware of such allegation, notify Pfizer in writing. Additionally, if Collaborator determines that, based upon the review of any Third Party Patent Right or other Third Party intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential claim of infringement by such Third Party against either Party or their respective Affiliates or Sublicensees, then Collaborator shall promptly notify Pfizer of such determination.

16

(b) Pfizer Option to Negotiate. If Pfizer determines, in its sole discretion, that, in order for Pfizer, its Affiliates or Sublicensees to engage in the Licensed Activities, it is necessary or desirable to obtain a license under one or more Patent Rights or other intellectual property rights Controlled by a Third Party (collectively, “Third Party IP Rights”), then Pfizer shall have the sole right, but not the obligation, to negotiate and enter into a license or other agreement with such Third Party. All amounts payable under any such license or agreement with a Third Party shall reduce Pfizer’s royalty obligations under this Agreement as and to the extent provided in Section 3.6.3(a).

6.2.4. Third Party Infringement Suits. Each of the Parties shall promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Pfizer or Collaborator or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Antibody or Product or the practice of any Collaborator Technology (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim against Pfizer (including its Affiliates or Sublicensees) alone or against both Pfizer and Collaborator (including its Affiliates), Pfizer shall have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. Collaborator, upon request of Pfizer, agrees to join in any litigation associated with any Infringement Claim at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense. Collaborator will have the right to consult with Pfizer concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which Collaborator is a party at Collaborator’s own expense. If Pfizer elects to control the defense of any Infringement Claim and Collaborator is obligated under Section 10.3 to indemnify Pfizer (including any Pfizer Indemnified Party) with respect to such Infringement Claim, then (a) Pfizer will bear 50% of its own attorneys’ fees incurred in investigating, preparing or defending such Infringement Claim notwithstanding the provisions of Section 10.3 and (b) Collaborator will otherwise indemnify Pfizer and any applicable Pfizer Indemnified Parties to the full extent provided for under Section 10.3. In the case of any Infringement Claim against Collaborator alone, Pfizer shall have the right to consult with Collaborator concerning such Infringement Claim and Pfizer, upon request of Collaborator, will reasonably cooperate with Collaborator at Collaborator’s expense (but Pfizer shall have no obligation to join any Infringement Claim or associated litigation).

6.2.5. Other Actions by Third Parties. Each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any Collaborator Patent Right of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding. Pfizer shall have the first right, but no obligation, to defend against any such action involving any Collaborator Patent Right, in its own name (to the extent permitted by applicable Law), and any such defense shall be at Pfizer’s expense, subject to Collaborator’s indemnification obligations under Section 10. Collaborator, upon Pfizer’s request, agrees to join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense. If Pfizer fails to defend against any such action involving a Collaborator Patent Right, then Collaborator shall have the right to defend such action, in its own name, and any such defense shall be at Collaborator’s expense. In such event, Pfizer, upon Collaborator’s request, shall reasonably cooperate with Collaborator in any such action at Collaborator’s expense.

17

6.2.6. Orange Book Type Information. Pfizer shall be responsible for all submissions of patent information pertaining to each Product pursuant to 21 U.S.C. § 355(b)(1)(G) (or any amendment or successor statute thereto), the Biologics Price Competition and Innovation Act of 2009, or any similar statutory or regulatory requirement in any non-United States country or other regulatory jurisdiction

6.2.7. Biosimilar Applications. Each Party shall immediately give written notice to the other of any notice received from a Third Party of an application for FDA approval under the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) of a biosimilar (including any Biosimilar Version) referencing a Product or any certification under a similar statutory or regulatory requirement in any non-United States country in the Territory claiming that a Collaborator Patent Right or Sponsored Research Patent Right covering any Product is invalid or that infringement will not arise from the Development, Manufacture or Commercialization of a proposed biosimilar (including any Biosimilar Version) by a Third Party. Upon the giving or receipt of such notice, Pfizer shall have the first right (or the sole right, in the case of a Sponsored Research Patent Right) but not the obligation, to bring an infringement action against such Third Party in connection with such certification. In the case of a Collaborator Patent Right, Pfizer shall notify Collaborator at least ten (10) days prior to the date set forth by statute or regulation of its intent to exercise, or not exercise, this right. Any infringement action against a Third Party arising under this Section shall be governed by the provisions of Section 6.2.2.

6.2.8. Patent Term Restoration and Extension. Pfizer shall have the exclusive right, but not the obligation, to seek, in Collaborator’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Collaborator Patent Rights. Collaborator and Pfizer shall cooperate in connection with all such activities. Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of Collaborator regarding any such activities, but in the event of a disagreement between the Parties, Pfizer will have the final decision-making authority; provided, however, that Pfizer shall seek (or allow Collaborator to seek) to extend any Collaborator Patent Right at Collaborator’s request, including through the use of supplemental protection certificates and the like, unless in Pfizer’s reasonable legal determination such Collaborator Patent Right may not be extended under Law without limiting Pfizer’s right to extend any other Patent Right.

6.3. Recording. If Pfizer deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, Collaborator shall reasonably cooperate to execute and deliver to Pfizer any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Pfizer’s reasonable judgment, to complete such registration or recordation. Pfizer shall reimburse Collaborator for all reasonable out-of-pocket expenses, including attorneys’ fees, incurred by Collaborator in complying with the provisions of this Section.

18

7.	CONFIDENTIALITY.

7.1. Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that, during the Term and for five years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement.

7.2. Authorized Disclosure.

7.2.1. Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Section 7.

7.2.2. Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 7.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a) to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Antibody or Product within the Territory, and (ii) in order to respond to inquiries, requests or investigations relating to Antibodies, Products or this Agreement;

(b) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market any Antibody or Product; provided that the Receiving Party shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information;

(c) in connection with filing or prosecuting Patent Rights or trademark rights as permitted by this Agreement,

(d) in connection with prosecuting or defending litigation as permitted by this Agreement;

(e) subject to the provisions of Section 7.5.2, in connection with or included in scientific presentations and publications relating to Antibodies or Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clincialtrials.gov or PhRMA websites;

(f) to the extent necessary or desirable in order to enforce its rights under this Agreement; and

19

(g) to members of its board of directors, to its investors, and to bona fide prospective investors provided that the Receiving Party shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information outside.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 7.2.2, then the disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take such measures to ensure confidential treatment of such information as is reasonably required by the other Party, at the other Party’s expense.

7.3. SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advanced notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.3, such Party shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

7.4. [Intentionally Omitted]

7.5. Public Announcements; Publications.

7.5.1. Announcements. Except as may be expressly permitted under Section 7.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. For the sake of clarity, nothing in this Agreement shall prevent Pfizer from making any scientific publication or public announcement with respect to any Product under this Agreement; provided, however, that, except as permitted under Section 7.2, Pfizer shall not disclose any of Collaborator’s Confidential Information in any such publication or announcement without obtaining Collaborator’s prior written consent to do so. The Parties agree that Collaborator may release the announcement attached hereto as Schedule 7.5.1 regarding the signing of this Agreement following the Effective Date.

7.5.2. Publications. Each Party shall submit to the other Party (the “Non-Disclosing Party”) for review and approval any proposed academic, scientific and medical publication or public presentation which contains the Non-Disclosing Party’s Confidential Information. In addition, Collaborator shall submit to Pfizer for review and approval any proposed publication or public presentation relating to the Research Program. In both instances, such review and approval will be conducted for the purposes of preserving the value of the Collaborator Technology, the Pfizer Technology, the Sponsored Research Technology and the rights granted to Pfizer hereunder and determining whether any portion of the proposed publication or presentation containing the Non-Disclosing Party’s Confidential Information should be modified or deleted. Written copies of such proposed publication shall be submitted to the Non-Disclosing Party no later than 60 days before submission for publication or presentation (the “Review Period”). The Non-Disclosing Party shall provide its comments with respect to such publications and presentations within 30 days of its receipt of such written copy. The Review Period may be extended for an additional 30 days in the event the Non-Disclosing Party can, within ten days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Collaborator and Pfizer will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 7.5.2. For the sake of clarity, Pfizer’s obligation to submit any publication to Collaborator for review and approval under this Section 7.5.2 shall not apply to any publication which does not contain Collaborator’s Confidential Information.

20

7.6. Obligations in Connection with Change of Control. If Collaborator is subject to a Change of Control, Collaborator will, and it will cause its Representatives to, ensure that no Confidential Information of Pfizer is released to any Affiliate of Collaborator that becomes an Affiliate as a result of the Change of Control unless such Affiliate or its representatives of the Affiliate have signed individual confidentiality agreements which include equivalent obligations to those set out in this Section 7. If any Change of Control of Collaborator occurs, Collaborator shall promptly notify Pfizer, share with Pfizer the procedures it plans to implement in order to protect the confidentiality of Pfizer’s Confidential Information prior to such implementation and make any adjustments to such procedures that are reasonably requested by Pfizer.

8.	REPRESENTATIONS AND WARRANTIES.

8.1. Mutual Representations and Warranties. Each of Collaborator and Pfizer hereby represents and warrants to the other Party that:

8.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder

8.1.4. this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and

8.1.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any binding obligation existing as of the Execution Date.

21

8.2. Mutual Covenants. Each of Collaborator and Pfizer hereby covenants to the other Party that, from the Execution Date until expiration or termination of this Agreement, it will perform its obligations under this Agreement in compliance with applicable Laws.

8.3. Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to Pfizer that:

8.3.1. except as expressly disclosed in Schedule 8.3.1, Collaborator is the sole and exclusive owner of the Collaborator Technology and the Collaborator Platform Technology, all of which is free and clear of any claims, liens, charges or encumbrances;

8.3.2. it has and will have the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Pfizer, Pfizer’s Affiliates or Pfizer’s Sublicensees under this Agreement;

8.3.3. as of the Execution Date (a) Exhibit B sets forth a true and complete list of any Patent Rights owned or otherwise Controlled by Collaborator or its Affiliates that relate to the Antibodies or Products, (b) each such Patent Right remains in full force and effect and (c) Collaborator or its Affiliates have timely paid all filing and renewal fees payable with respect to such Patent Rights;

8.3.4. as of the Execution Date, Collaborator has disclosed to Pfizer all material scientific and technical information and all information relating to safety and efficacy known to it or its Affiliates with respect to the Antibodies and Products;

8.3.5. it has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Collaborator Patent Rights and Collaborator Platform Patent Rights;

8.3.6. except as expressly disclosed in Schedule 8.3.6, Collaborator has independently developed all Collaborator Know-How and Collaborator Platform Know-How or otherwise has a valid right to use all Collaborator Know-How and Collaborator Platform Know-How, and to permit Pfizer, Pfizer’s Affiliates and Pfizer’s Sublicensees to use, the Collaborator Know-How for all permitted purposes under this Agreement;

8.3.7. no Collaborator Technology existing as of the Effective Date is subject to any funding agreement with any government or Governmental Authority;

8.3.8. except as expressly disclosed in Schedule 8.3.8, neither Collaborator nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement which limits the ownership or licensed rights of Pfizer or its Affiliates with respect to, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the rights licensed or assigned to Pfizer or its Affiliates pursuant to this Agreement;

22

8.3.9. (a) there are no Collaborator Third Party Agreements, other than the Collaborator Third Party Agreements expressly disclosed in Schedule 8.3.9 (each, a “Disclosed Third Party Agreement”), true and complete copies of which have been provided to Pfizer, (b) except as provided in the Disclosed Third Party Agreements, no Third Party has any right, title or interest in or-to, or any license under, any Collaborator Technology, (c) no rights granted by or to Collaborator or its Affiliates under any Disclosed Third Party Agreement conflict with any right or license granted to Pfizer or its Affiliates hereunder and (d) Collaborator and its Affiliates are in compliance in all material respects with all Disclosed Third Party Agreements;

8.3.10. there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the best knowledge of Collaborator, threatened against Collaborator or any of its Affiliates or (b) judgment or settlement against or owed by Collaborator or any of its Affiliates, in each case in connection with the Collaborator Technology, any Antibody or any Product or relating to the transactions contemplated by this Agreement; and

8.3.11. to the best of its knowledge, the practice of the Collaborator Technology and the Collaborator Platform Technology to Develop any Antibody or Product does not infringe or misappropriate any issued patent or other proprietary right owned or possessed by any Third Party.

8.4. Collaborator Covenants. Collaborator hereby covenants to Pfizer that, from the Execution Date until expiration or termination of this Agreement:

8.4.1. it shall not, and shall cause its Affiliates not to license, sell, assign or otherwise transfer to any Person any Collaborator Technology, or incur any other obligation that is or would be inconsistent with the licenses and other rights granted to Pfizer under this Agreement;

8.4.2. it will not take any action that diminishes the rights under the Collaborator Technology, Sponsored Research Technology granted to Pfizer under this Agreement or fail to take any action that is reasonably necessary to avoid diminishing the rights under the Collaborator Technology or Sponsored Research Technology granted to Pfizer under this Agreement;

8.4.3. it will (a) not enter into any agreement that adversely affects the rights granted to Pfizer or Collaborator’s ability to fully perform its obligations hereunder; (b) not amend or otherwise modify any Collaborator Third Party Agreement or consent or waive rights with respect thereto in any manner that (i) adversely affects the rights granted to Pfizer or (ii) Collaborator’s ability to fully perform its obligations hereunder; (c) remain, and cause its Affiliates to remain, in compliance in all material respects with all Collaborator Third Party Agreements.

8.4.4. it will maintain valid and enforceable agreements with all Persons acting by or on behalf of Collaborator or its Affiliates under this Agreement which require such Persons to assign to Collaborator their entire right, title and interest in and to all Collaborator Technology and Sponsored Research Technology.

23

8.5. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.6. Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

9.	GOVERNMENT APPROVALS; TERM AND TERMINATION.

9.1. [Intentionally Omitted]

9.2. [Intentionally Omitted]

9.3. Government Approvals. Each of Collaborator and Pfizer shall cooperate with the other Party and use Commercially Reasonable Efforts to make all registrations, filings and applications, and to obtain as soon as practicable all governmental or other consents or approvals necessary for the consummation of the transaction.

9.4. Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend on a country-by-country basis (in the Territory), unless this Agreement is terminated earlier in accordance with this Section 9, until the last to expire of any Royalty Term for any Product in such country in the Territory.

9.5. Termination by Collaborator. Collaborator may terminate this Agreement for cause, at any time during the Term, by giving written notice to Pfizer in the event that Pfizer commits a material breach of its obligations under this Agreement and such material breach remains uncured for ninety days, measured from the date written notice of such material breach is given to Pfizer; provided, however, that if any breach is not reasonably curable within ninety days and if Pfizer is making a bona fide effort to cure such breach, such termination shall be delayed for up to an additional ninety days in order to permit Pfizer a reasonable period of time to cure such breach, and if not cured within such second ninety day period then this Agreement shall terminate at the end of such one hundred and eighty day period.

9.6. Termination by Pfizer.

9.6.1. Termination for Convenience. Upon at least 60 days written notice, to Collaborator, Pfizer may terminate this Agreement on a Target-by-Target or Product-by-Product and country-by-country basis, or in its entirety, without cause, for any or no reason.

24

9.6.2. Termination for Cause. Pfizer may terminate this Agreement for cause with respect to one or more Targets or Products in one or more countries in the Territory or may terminate this Agreement in its entirety, at any time during the Term, by giving written notice to Collaborator in the event that Collaborator commits a material breach of its obligations under this Agreement with respect to such Target or Product, and such material breach remains uncured for 90 days, measured from the date written notice of such material breach is given to Collaborator; provided, however, that if any breach is not reasonably curable within 90 days and if Collaborator is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Collaborator a reasonable period of time to cure such breach.

9.7. Effects of Termination.

9.7.1. Effect of Termination.

(a) Termination for Cause by Collaborator; Termination for Convenience by Pfizer. In the event that Collaborator terminates this Agreement for cause pursuant to Section 9.5 or Pfizer terminates this Agreement with respect to the entire Agreement, or to a specific Target without cause pursuant to Section 9.6.1, the following will apply:

(i) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease except non-exclusive research licenses granted in Section 3.2.

(ii) If Collaborator provides written notice to Pfizer within 90 days following the effective date of termination, the Parties will negotiate in good faith for a period not to exceed 90 days regarding:

25

(A) the transfer or grant of a license by Pfizer to Collaborator of Pfizer Technology necessary to allow Collaborator to continue to Develop, Commercialize and Manufacture any Antibody(ies) and Product(s) under Development or Commercialization by Pfizer under this Agreement at the time of termination, in the form in which such Product then exists (a “Continuation Product”) including the payment by Collaborator of royalty for sales of the Product;

(B) the related transfer to Collaborator of development data and regulatory filings specifically relating to such Continuation Product or the granting to Collaborator of rights of reference with respect to such data and filings; and

(C) the provision by Pfizer to Collaborator of transitional supplies of such Continuation Product at a commercially reasonable supply price for a commercially reasonable period of time.

(iii) Neither Party will be obligated to enter into any transaction described in Section 9.7.1(a)(ii), and neither Party will have any liability to the other for failure to do so.

(iv) If the termination occurs prior to the completion of all of the Preclinical Milestone Events for a Target, and Collaborator is conducting work on such Target, within forty-five (45) days of receipt of invoice from Collaborator Pfizer will pay Collaborator the Preclinical Milestone Payment that corresponds to the next Preclinical Milestone Event.

(b) Termination for Cause by Pfizer.

(i) Complete Termination. In the event that Pfizer terminates this Agreement in its entirety pursuant to Section 9.6.2: (A) all licenses granted under this Agreement by Collaborator to Pfizer shall become fully paid-up, perpetual, and irrevocable; (B) Collaborator shall, for a period of 90 days following the effective date of termination, provide Pfizer with knowledge transfer assistance; (C) any amounts payable by Pfizer to Collaborator pursuant to Section 3 shall be reduced to [***] of the amount that would otherwise have been payable under the terms of the Agreement during its Term, and (D) except as otherwise expressly provided herein, all other rights and obligations of each Party with respect to all Products throughout the Territory shall cease.

9.7.2. Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

9.7.3. Survival Period. The following sections, together with any sections that expressly survive (including any perpetual licenses granted hereunder), shall survive expiration or termination of this Agreement for any reason: Sections 1 (Definitions and Interpretation), 2.2 (Reciprocal Non-Exclusive Research License for Disclosed Know-How and Confidential Information), 2.3 (No Implied Rights), 3.4 (Development Payments), 3.5 (Sales Milestone Payments), 3.6 (Royalty Payments), 3.7.1 through 3.7.5 (to the extent any Product(s) are sold in the applicable time period), 3.7.6 (Record Keeping), 3.7.7 (Audits), 3.7.8 (Underpayments/Overpayments), 3.7.9 (Confidentiality), 3.9 (Non-Refundable), 3.10 (Past Due Amounts), 3.11 (Obligation to Make Payment), 4.7.2 (Permitted Use of Pfizer Materials), 4.7.3 (Unauthorized Use of Pfizer Materials), 4.7.4 (Title to Pfizer Materials), 4.7.5 (Return of Pfizer Materials), 4.7.6 (Ownership of Material Improvements), 6.1 (Ownership of Intellectual Property), 7 (Confidentiality), 9.7 (Effects of Termination), 9.8 (Provision for Insolvency), 10.1 (No Consequential Damages), 10.2 (Indemnification by Pfizer), 10.3 (Indemnification by Collaborator), 10.4 (Procedure), and 11 (Miscellaneous)

*Confidential Treatment Requested.

26

9.8. Provision for Insolvency.

9.8.1. Termination Right. Collaborator shall be deemed a “Debtor” under this Agreement if, at any time during the Term (a) a case is commenced by or against Collaborator under the Bankruptcy Code, (b) Collaborator files for or is subject to the institution of bankruptcy, reorganization, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) Collaborator assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for Collaborator’s business or (e) a substantial portion of Collaborator’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary case under the Bankruptcy Code, Collaborator shall not be deemed a Debtor if the case is dismissed within 60 days after the commencement thereof If Collaborator is deemed a Debtor, then Pfizer may terminate this Agreement by providing written notice to Collaborator.

If Pfizer terminates this Agreement pursuant this Section 9.8.1, then: (i) all licenses granted to Pfizer under this Agreement shall become irrevocable and perpetual, and Pfizer shall have no further obligations to Collaborator under this Agreement other than (A) those obligations that expressly survive termination in accordance with Section 9.7.3 and (B) an obligation to pay royalties with respect to Net Sales of Products in an amount equal to [***] of the amount that would otherwise have been payable under this Agreement, such amount to be paid in accordance with and subject to the other terms of this Agreement governing the payment of royalties; (ii) such termination shall not be construed to limit Collaborator’s right to receive payments that accrued before the effective date of such termination; (iii) Pfizer shall have the right to offset, against any payment owing to Collaborator as provided for under clause (i), above, any damages agreed by the Parties to be owed by Collaborator to Pfizer; and (iv) Nothing in this Section 9.8.1 shall limit any other remedy Pfizer may have for any breach by Collaborator of this Agreement.

9.8.2. Rights to Intellectual Property. All rights and licenses now or hereafter granted by Collaborator to Pfizer under or pursuant to any Section of this Agreement, are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties acknowledge and agree that all of the payments provided for under Sections 3 and all other payments by Pfizer to Collaborator hereunder, other than royalty payments pursuant to Section 3.5 do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If (a) a case under the Bankruptcy Code is commenced by or against Collaborator, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then Collaborator (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Pfizer all intellectual property licensed hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any Antibody or Product, or otherwise related to any right or license granted under or pursuant to this Agreement: (i) copies of pre-clinical and clinical research data and results; (ii) all of the following (to the extent that any of the following are so related): cell lines, antibodies, assays, reagents and other biological materials; (iii) Product samples; (v) laboratory notes and notebooks; (vi) Product data or filings, and (vii) rights of reference in respect of regulatory filings and approvals, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (viii) all other embodiments of such intellectual property, whether any of the foregoing are in Collaborator’s possession or control or in the possession and control of any Third Party but which Collaborator has the right to access or benefit from and to make available to Pfizer; provided, however, that none of the foregoing shall include rights to the Collaborator Platform or Collaborator Platform Technology except as expressly licensed under this Agreement.

*Confidential Treatment Requested.

27

Collaborator shall not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Pfizer and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Pfizer or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

9.8.3. No Limitation of Rights. All rights, powers and remedies of Pfizer provided in this Section 9.8 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving Collaborator.

10.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.

10.1. No Consequential Damages. Except with respect to liability arising from a breach of Section 6 or 7, from any willful misconduct or intentionally wrongful act, or to the extent such Party may be required to indemnify the other Party under this Section 10, in no event will either Party or its Representatives be liable under this Agreement for any special, indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party or any of its Representatives. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Representatives or stockholders for any damages based on or measured by loss of projected or speculative future sales of the Products, any Development Payment due upon any unachieved Development Event under Section 3.4, any Sales Milestone Payment due upon any unachieved Total Annual Net Sales level under Section 3.5, any unearned royalties under Section 3.6 or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

28

10.2. Indemnification by Pfizer. Pfizer will indemnify, defend and hold harmless Collaborator, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Collaborator Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Collaborator Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a) Development, Manufacture, Commercialization or use of any Product by, on behalf of, or under the authority of, Pfizer (other than by any Collaborator Indemnified Party), other than (i) claims by Third Parties relating to patent infringement arising out of the exercise of rights under the Collaborator Patent Rights, (ii) claims by Third Parties relating misappropriation of trade secrets arising out of the exercise of rights under the Collaborator Know-How, or (iii) claims for which Collaborator is required to indemnify Pfizer pursuant to Section 10.3; or

(b) the material breach by Pfizer of any of its representations, warranties or covenants set forth in Section 8.1;

except, in each case, to the extent caused by the negligence, recklessness or intentional acts of Collaborator or any Collaborator Indemnified Party.

10.3. Indemnification by Collaborator. Collaborator will indemnify, defend and hold harmless Pfizer, its Affiliates, Sublicensees, contractors, distributors and each of its and their respective employees, officers, directors and agents (each, a “Pfizer Indemnified Party”) from and against any and all Liabilities that the Pfizer Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of the material breach by Collaborator of any of its representations, warranties or covenants set forth in Section 8.1, Section 8.2, Section 8.3 or Section 8.4 except to the extent caused by the negligence, recklessness or intentional acts of Pfizer or any Pfizer Indemnified Party.

10.4. Procedure.

10.4.1. Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

29

10.4.2. Control. Subject to Pfizer’s right to control any actions described in Sections 6.2.2, 6.2.3, or 6.2.4. (even where Collaborator is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten Business Days after notice thereof; the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense, of any Third Party Claim that the other party is defending as provided in this Agreement.

30

10.4.3. Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

10.5. Insurance. Each Party further agrees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance (which products liability insurance will be effective as of the commencement of the first Phase I Clinical Trial for a Product), with reputable and financially secure insurance carriers (or pursuant to a program of self-insurance reasonably satisfactory to the other Party) to cover its indemnification obligations under Section 10.2 or Section 10.3, as applicable, in each case with limits of not less than [***] per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better.

11.	MISCELLANEOUS.

11.1. Assignment. Neither this Agreement nor any interest hereunder shall be assignable by a Party without the prior written consent of the other Party, except as follows: (a) a Party may assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, or (b) such Party may assign its rights and obligations under this Agreement to any of its Affiliates, provided that such Party shall remain liable for all of its rights and obligations under this Agreement. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.1 shall be void.

11.2. Change of Control of Collaborator. Collaborator shall notify Pfizer in writing promptly following the entering into of a definitive agreement with respect to a Change of Control of Collaborator.

*Confidential Treatment Requested.

31

11.3. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.4. Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

11.5. Notices. Any notice or notification required or permitted to be provided pursuant this Agreement shall be in writing and shall be deemed given upon receipt if delivered by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses:

All correspondence to Pfizer shall be addressed as follows:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

Attention: President, Worldwide Research and Development

Copy to: Associate General Counsel, Business Transactions

And

Stephen Murnaghan

Managing Director

CovX Technologies Ireland Limited

122 Ranelagh

Dublin 6

Ireland

All correspondence to Collaborator shall be addressed as follows:

TheracloneSciences, Inc.

1124 Columbia Street, Suite 300

Seattle, WA 98104, USA

Attention: Chief Financial Officer

32

with a copy to:

Beacon Law Advisors, PLLC

801 2nd Ave., Suite 614

Seattle, WA 98104, USA

Attention: Noel Howe

11.6. Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.7. Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.8. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause had never been contained in this Agreement, and there shall be deemed substituted a provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

11.9. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.10. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Collaborator or Pfizer from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

11.11. Dispute Resolution. If any dispute or disagreement arises between Pfizer and Collaborator in respect of this Agreement, the Pfizer Alliance Manager and the Collaborator Alliance Manager shall meet and use their reasonable endeavors to resolve the dispute. If the Alliance Managers are unable to resolve the dispute, then the Chief Scientific Officer and Vice President of Pfizer and the Chief Executive Officer of Collaborator shall meet for the purpose of resolving such dispute. If, within a further period of 30 days, or if in any event within 90 days of initial notice of dispute, then the Parties agree that either Party may initiate litigation to resolve the dispute.

33

Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement. The provisions of this Section 11.11 will survive for five years from the date of termination or expiration of this Agreement.

11.12. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

11.13. Consent to Jurisdiction. Each Party to this Agreement hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement.

11.14. Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including that certain Non-Disclosure Agreement between the Parties dated April 7, 2010 which is hereby terminated effective as of the Execution Date, provided that such Non-Disclosure Agreement will continue to govern the treatment of Confidential Information disclosed by the Parties prior to the Execution Date in accordance with its terms.

11.15. Independent Contractors. Both Parties are independent contractors under this Agreement. ‘Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.16. Counterparts. This Agreement may be executed in three counterparts, each of which shall be an original and each of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable Party.

34

11.17. No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. However, Pfizer may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer shall remain liable hereunder for the performance by any such Affiliates of any such obligations.

(Signature page follows.)

35

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement as of the Execution Date to be effective as of the Effective Date.

PFIZER INC.		THERACLONE SCIENCES, INC.

By	/s/ Rodney Lappe	By	/s/ Steven Gillis
Name: Rodney Lappe		Name: Steven Gillis
Title: Sr Vice-President, WRD		Title: Chairman, Acting CEO

COVX TECHNOLOGIES IRELAND LIMITED

By	/s/ Stephen Murnaghan
Name: Stephen Murnaghan
Title: Managing Director

Signature Page to Research Collaboration and License Agreement

36

Exhibit A

Defined Terms

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Antibody” means any antibody that targets a Target and either (a) is delivered by Collaborator to Pfizer under the Research Plan and meets the specific criteria described in the Research Plan, or (b) is a fragment, variant, modification or derivative of any such antibody described in (a) that is created, made or discovered by or on behalf of Pfizer or its Affiliate or sublicensee.

“Bankruptcy Code” means Section 101(35A) of Title 11 of the United States Code, as amended.

“Biological License Application” or “BLA” means a Biological License Application, or an New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a biological products or any analogous application or submission with any Regulatory Authority outside of the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means any calendar year.

“Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Person of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an Affiliate of such Party or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party (other than in circumstances where such Party is deemed a Debtor pursuant to Section 9.8).

“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product. Without limiting the foregoing, Clinical Trial includes any Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

End Notes -1

“Collaborator Know-How” means any Know-How that (a) is Controlled by Collaborator or any of its Affiliates as of the Effective Date or that comes into the Control of Collaborator or any of its Affiliates during the Term (other than through the grant of a license by Pfizer) and (b) relates to any Antibody or Product or to the Development, Manufacture, Commercialization or use of any of the foregoing.

“Collaborator Patent Right” means any Patent Right that (a) is Controlled by Collaborator or any of its Affiliates as of the Effective Date (including the Collaborator Patent Rights listed in Exhibit B or comes into the Control of Collaborator or any of its Affiliates during the Term (other than through the grant of a license by Pfizer) and (b) claims or discloses any (i) Antibody or Product (including the composition of matter thereof), (ii) method of making any Antibody or Product or materials used in any method of making any Antibody or Product, or (iii) methods of using any Antibody or Product.

“Collaborator Platform” means Collaborator’s I-Startm platform technology and antibody repertoire array for the discovery of antibodies.

“Collaborator Platform Know-How” means any Know-How that relates to the Collaborator Platform.

“Collaborator Platform Patent Right” means any Patent Right that claims or discloses the Collaborator Platform or any portion thereof, or methods of using the Collaborator Platform.

“Collaborator Platform Technology” means the Collaborator Platform Patent Rights and the Collaborator Platform Know-How.

“Collaborator Technology” means the Collaborator Patent Rights and Collaborator Know-How.

“Collaborator Third Party Agreement” means any agreement between Collaborator (or any of its Affiliates) and any Third Party that relates to any of the Collaborator Technology.

“Combination Product” means a Product containing an Antibody and one or more other therapeutically active ingredients.

“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of a Antibody or Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound, product or product candidate, as applicable (a) of similar modality Controlled by such Party, or (b) (i) to which such Party has similar rights, (ii) which is of similar market potential in such country, and (iii) which is at a similar stage in its development or product life cycle, as the Antibody or Product, in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

End Notes -2

“Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients. Confidential Information does not include any Know-How or other information that (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.

“Control” or “Controlled” means with respect to any intellectual property right or material (including any Patent Right, Know-How or other data, information or material), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide or provide access or other right in, to or under such intellectual property right or material.

“Develop” or “Developing” means to discover, research or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” means any and all activities involved in Developing.

“Development Event” means each Development event listed in the table that appears in Section 3.4.

“Effective Date” means the later of the Execution Date.

End Notes -3

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended; and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration or any successor agency thereto and any analogous agency or Regulatory Authority outside of the United States.

“First Commercial Sale” means, with respect to any Product and with respect to any country of the Territory, the first sale of such Product by Pfizer or an Affiliate or Sublicensee of Pfizer to a Third Party in such country after such Product has been granted Regulatory Approval by the appropriate Regulatory Authority(ies) for such country.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

[***]

“ND” means an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.

“Joint Research Committee” or “JRC” means the steering committee described in Section 4.4.2(a).

“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique, material or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.

“Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

“Major EU Market Country” means any of France, Germany, Italy, Spain or the United Kingdom.

“Major Market Country” means any Major EU Market Country, Japan or the United States.

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

“Net Sales” means: (a) with respect to a Product that is not a Combination Product, gross receipts from sales by Pfizer and its Affiliates and Sublicensees of such Product to Third Parties in the Territory, less in each case (i) bad debts and (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, ‘rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and freight and insurance (to the extent that Pfizer, its Affiliates or its Sublicensees bear the cost of freight and insurance for the Product); and (b) with respect to a Product that is a Combination Product, that percentage of the Net Sales of such Combination Product (as determined in accordance with clause (a)) as Pfizer may reasonably determine based on the wholesale acquisition costs of the Antibody contained in a Product and the other active ingredient(s) in such Combination Product when sold separately, or other similar approach. Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Product.

*Confidential Treatment Requested.

End Notes -4

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

“Pfizer Diligence Obligations” means Pfizer’s Development and Regulatory Approval diligence obligations under Section 5.2.1 and Pfizer’s Commercialization diligence obligations under Section 5.2.2.

“Pfizer Know-How” means any Know-How, including all Sponsored Research Know- How that (a) is Controlled by Pfizer on the Effective Date or that comes into the Control of Pfizer during the Term (other than through the grant of a license by Collaborator) and (b) relates to one or more Antibodies or Products or the Development, Manufacture, Commercialization or use of any of the foregoing.

“Pfizer Patent Right” means any Patent Right, including all Sponsored Research Patent Rights , that (a) is Controlled by Pfizer on the Effective Date or that comes into the Control of Pfizer during the Term (other than through the grant of a license by Collaborator) and (b) claims or discloses any (a) Antibody or Product (including the composition of matter thereof), (b) method of making any Antibody or Product or (c) method of using any Antibody or Product.

End Notes -5

“Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

“Pfizer Technology” means the Pfizer Patent Rights and Pfizer Know-How.

“Pfizer Year” means the twelve month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) commencing on December 1 with respect to any country in the Territory other than the United States.

“Phase I Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that .is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), or similar clinical study in a country other than the United States, provided, however, a Phase I Clinical Trial does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.

“Phase 2b Trial” means, with respect to the US, the second phase of human clinical trials of a Licensed Product to gain evidence of the efficacy in one or more indications and expanded evidence of the safety of such Licensed Product and an indication of the dosage regimen required, as described in 21 C.F.R.§ 312.21(b), as may be amended, or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

“Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an BLA, or similar clinical study in a country other than the United States.

“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

“Product” means any pharmaceutical product ‘containing one or more Antibodies whose manufacture, use, sale, offer for sale or importation by Pfizer in a given country in the Territory is covered by a Valid Claim under a Collaborator Patent Right or Sponsored Research Patent Right in such country.

“Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority, necessary for the use, Development, Manufacture, and Commercialization of a pharmaceutical product in a regulatory jurisdiction. [***]

*Confidential Treatment Requested.

End Notes -6

“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval.

“Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of a Antibody or Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs; any issues regarding the ability to Manufacture or have Manufactured any Antibody or Product; the likelihood of obtaining Regulatory Approvals (including satisfactory Price Approvals); the timing of such approvals; the current guidance and requirements for Regulatory Approval for the Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors.

“Representatives” means (a) with respect to Pfizer, Pfizer, its Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to Consultant, Consultant, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

“Research Plan” means the research plan attached hereto as Exhibit C or D, as it may be amended from time to time pursuant to Section 4.2.

“Research Term” means the period of time beginning on the Effective Date and expiring on the third anniversary thereof or such later date as may be established pursuant to Section 4.5, unless earlier terminated pursuant to the terms of this Agreement.

“Royalty Term” means, with respect to any particular Product in any particular country in the Territory, the latter of (i) the period during which the sale, offer for sale or importation of such Product in such country is covered by a Valid Claim of the Sponsored Research Patent Rights or Collaborator Patent Rights covering such Product in such country, or (ii) 10 years from First Commercial Sale. For the avoidance of doubt, the Royalty Term for a given Product in a given country in the Territory (a) will not begin until the First Commercial Sale of such Product in such Country and (b) if not previously expired, will expire immediately upon expiration or termination of this Agreement.

“Sponsored Research Technology” means the Sponsored Research Patent Rights and Sponsored Research Know-How as those terms are defined in section 6.1.2 of this agreement.

End Notes -7

“Sublicensee” means any Person to whom Pfizer grants or has granted, directly or indirectly, a sublicense of rights licensed by Collaborator to Pfizer under this Agreement.

“Target” means the therapeutic target [***]. In the event that a second [***] Target or fourth Target (or both) is identified by Pfizer and the Parties discuss and mutually agree upon a research plan (in accordance with Section 4.1) for such targets then, at such time, such target shall become a “Target”. “Territory” means world-wide.

“Third Party” means any Person other than Pfizer, Collaborator or their respective Affiliates.

“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

“Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired Collaborator Patent Right or Sponsored Research Patent Right that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (b) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

The following terms are defined in the section of this Agreement listed opposite each term:

Defined Term	Section in Agreement
Additional Third Party License	3.6.3(a)
Agreement	Preamble
Alliance Managers	4.4.1
Collaborator	Preamble
Collaborator Alliance Manager	4.4.1
Collaborator Indemnified Party	10.2
Collaborator JRC Members	4.4.2(a)
Continuation Product	9.7.1(a)(ii)(A)
Debtor	9.8
Designated Countries	6.2.1(a)
Development Payment	3.4
Diligence Issue	5.2.5
Disclosed Third Party Agreement	8.3.9
Disclosing Party	7.1
[Execution Date]	Preamble
Indemnified Party	10.4
Indemnifying Party	10.4
Infringement Claim	6.2.4

*Confidential Treatment Requested.

End Notes -8

JRC Chair	4.4.2(b)
Liability	10.2
Licensed Activities	6.2.3(a)
Litigation Conditions	10.4.2
Marginal Royalty Rate	3.6.1
Non-Disclosing Party	7.5.2
Party or Parties	Preamble
Permitted Activities	4.7.2
Per Product Annual Net Sales	3.6.1
Pfizer	Preamble
Pfizer Alliance Manager	4.4.1
Pfizer Indemnified Party	10.3
Pfizer JRC Members	4.4.2(a)
Pfizer Material Improvements	4.7.6
Pfizer Materials	4.7.1
Receiving Party	7.1
Research Program	4.1
Review Period	7.5.2
Sales Milestone Payment	3.5
Sponsored Research Know-How	6.1.2
Sponsored Research Patent Right	6.1.2
Term	9.4
Third Party Claim	10.4.1
Third Party IP Rights	6.2.3(b)
Total Annual Net Sales	3.5

End Notes -9

Exhibit B

Collaborator Patent Rights

None

End Notes -10

Exhibit C

[***]

*Confidential Treatment Requested.

End Notes -11

Exhibit D

[***]

*Confidential Treatment Requested.

End Notes -12